Exhibit 99.1

Contact:
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports 3Q08 results
SAN ANTONIO—May 8, 2008—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended March 31, 2008.
U.S. Global recorded $2.12 million in net income, or 14 cents per diluted share, on revenue of $12.26 million during the company’s third quarter of fiscal year 2008. The latest results compare to net income of $2.41 million, or 16 cents per diluted share, on revenue of $12.44 million during the same quarter in fiscal year 2007.
Average assets under management for SEC-registered funds and other clients were $5.50 billion for the latest quarter, up 14 percent from $4.83 billion for the quarter ended March 31, 2007.
The company has scheduled a webcast for 10 a.m. Central time on Friday, May 9, 2008, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Registration for the webcast is available at www.usfunds.com.
“The past quarter was a difficult one for financial companies due to losses created by subprime issues and the credit crisis,” says Mr. Holmes. “You saw this with a number of asset managers, including one of the largest, which reported its first-ever quarterly loss.
“U.S. Global Investors has no investments in subprime or structured-finance products, but our funds were among those hurt when highly leveraged banks, brokerages and hedge funds were forced to sell good-quality investments because they had to raise cash quickly in this tight credit environment,” Mr. Holmes continues. “There’s a lot of worry about how the U.S. economy is performing, and that pessimism is so strong for many people that they are blinded to the strength of the broader global economy.”

3Q08 earnings, Page 2
May 8, 2008
Selected financial data (unaudited) for the three months ended March 31,

	2008	2007
Revenue	$12,265,408	$12,444,362
Expenses	9,130,533	8,706,636
Tax expense	1,012,213	1,325,453
Net income	2,122,662	2,412,273
Earnings per share (basic)	0.14	0.16
Earnings per share (diluted)	0.14	0.16

Avg. common shares outstanding (basic)	15,247,780	15,170,608
Avg. common shares outstanding (diluted)	15,275,900	15,250,360

Avg. assets under management	$5.50 billion	$4.83 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds and other clients.
With an average of $5.50 billion in assets under management for the quarter ended March 31, 2008, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.